FOR IMMEDIATE RELEASE

ISSI ANNOUNCES FIRST FISCAL QUARTER 2010 RESULTS

SAN JOSE, Calif., Jan 28, 2010 /PRNewswire – FirstCall/ — Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the first fiscal quarter ended December 31, 2009.

Revenue in the first fiscal quarter ended December 31, 2009 was $50.6 million, an 8.9% increase from revenue of $46.4 million in the September 2009 quarter and a 34.2% increase from revenue of $37.7 million in the December 2008 quarter.  Gross margin for the first quarter was 39.8%, which included a 7.7 percentage point net benefit from sales of previously reserved inventory.  This compares with 36.5% in the September 2009 quarter, which included a 10.8 percentage point net benefit from sales of previously reserved inventory, and 20.5% in the December 2008 quarter.

The Company’s net income in the first quarter of fiscal 2010 was $7.2 million, or $0.28 per diluted share. This compares with net income for the September 2009 quarter of $4.8 million, or $0.19 per diluted share, and a net loss for the December 2008 quarter of $4.1 million, or $(0.16) per diluted share.

The Company's cash, cash equivalents and short-term investments totaled $85.2 million at December 31, 2009, compared to $83.5 million at September 30, 2009.  The Company's inventory at December 31, 2009 totaled $27.6 million, an increase of $8.3 million from September 30, 2009.  The Company generated $2.5 million in cash flow from operations in the first quarter of fiscal 2010.

"We are very pleased with our financial results in the December quarter.  Demand was strong in our target markets, DRAM pricing continued to improve, and our product mix was richer resulting in our highest quarterly gross margin since 1996," said Scott Howarth, ISSI's President and CEO.  "In addition, we reported out highest quarterly operating income in nine years," added Mr. Howarth.

March Quarter Outlook

The Company currently expects its revenue for the March quarter to be between $48 million and $52 million and gross margin to be between 28 percent and 32 percent. The March quarter operating expenses are expected to be in the range of $12.4 million to $13.0 million.  The Company expects net income per share to be between $0.08 and $0.12 per diluted share.

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss the Company’s first quarter fiscal 2010 financial results. To access ISSI's conference call via telephone, dial 1-800-768-6569 by 1:20 p.m. Pacific time. The participant passcode is 4680863. The call will also be webcast from ISSI's website at http://www.issi.com.
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ISSI Release
January 28, 2010

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial. The Company's primary products are high speed and low power SRAM and low and medium density DRAM.  Through its Giantec business unit, the Company also designs and markets EEPROM, SmartCards and analog power management devices focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our outlook for the March 2010 quarter with respect to revenue, gross margin, operating expenses and net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the period ended September 30, 2009. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year end audit.  The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
John M. Cobb
Chief Financial Officer
Investor Relations
(408) 969-6600
ir@issi.com

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2009	2008

Net sales	$50,555	$37,665
Cost of sales	30,434	29,932
Gross profit	20,121	7,733

Operating expenses:
Research and development	4,989	5,208
Selling, general and administrative	7,626	7,301
Total operating expenses	12,615	12,509

Operating income (loss)	7,506	(4,776)
Interest and other income, net	336	582

Income (loss) before income taxes	7,842	(4,194)
Provision (benefit) for income taxes	644	(60)

Consolidated net income (loss)	7,198	(4,134)

Less: Net (income) loss attributable to noncontrolling interests	(2)	64

Net income (loss)	$7,196	$(4,070)

Basic net income (loss) per share	$0.29	$(0.16)
Shares used in basic per share calculation	25,013	25,603

Diluted net income (loss) per share	$0.28	$(0.16)
Shares used in diluted per share calculation	25,708	25,603

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2009	2009
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$55,993	$54,944
Short-term investments	29,162	28,542
Accounts receivable, net	28,860	26,501
Inventories	27,617	19,275
Other current assets	3,443	2,922

Total current assets	145,075	132,184
Property, equipment and leasehold improvements, net	23,068	23,218
Long-term investments	1,927	1,408
Purchased intangible assets, net	2,045	2,313
Goodwill	1,251	1,251
Other assets	1,336	1,556
Total assets	$174,702	$161,930

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,329	$26,825
Accrued compensation and benefits	4,201	4,364
Accrued expenses	6,703	5,368

Total current liabilities	41,233	36,557

Other long-term liabilities	715	797

Total liabilities	41,948	37,354

Commitments and contingencies

Stockholders' equity:
Common stock	3	2
Additional paid-in capital	309,146	309,649
Accumulated deficit	(178,285)	(185,481)
Accumulated comprehensive loss	76	(1,344)
Noncontrolling interest	1,814	1,750

Total stockholders' equity	132,754	124,576
Total liabilities and stockholders' equity	$174,702	$161,930

(1) Derived from audited financial statements.